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Registration No. 333-83232
Filed Pursuant to Rule 424(b)(2)

PROSPECTUS SUPPLEMENT NO. 2 TO THE PROSPECTUS DATED FEBRUARY 21, 2002

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE TORONTO-DOMINION BANK
DIVIDEND REINVESTMENT PLAN
1,200,000 COMMON SHARES

        This is prospectus supplement no. 2 to the prospectus of The Toronto-Dominion Bank (the "Bank") dated February 21, 2002 relating to the common shares of the Bank to be purchased under the Bank's Dividend Reinvestment Plan (the "Plan") on behalf of U.S. resident holders and other "U.S. Persons" (as defined in the SEC's Regulation S).

        On February 26, 2004, the Bank announced that there will be no discount from the Average Market Price applied to purchases of common shares from the Bank's treasury. Most recently, the common shares have been purchased from the Bank's treasury at a discount of 1.0% from the Average Market Price. The first dividend for which this latest change will be effective is the dividend declared by the Board of Directors of the Bank on February 26, 2004 for the quarter ending April 30, 2004. This dividend is payable on or after April 30, 2004.

        Registered Participants who wish to terminate participation in the Plan must give written notice to the Plan Agent addressed as follows.

If sent by mail or facsimile: CIBC Mellon Trust Company P.O. Box 7010 Adelaide Street Postal Station Toronto, Ontario Canada M5C 2W9 Attention: Income Disbursement Facsimile: 416-643-5020	If hand delivered: CIBC Mellon Trust Company 320 Bay Street Toronto, Ontario Canada M5H 4A6 Attention: Investor Services	To contact the Plan Agent: Toll Free in North America: 1-800-387-0825 In Toronto: 416-643-5500 Web site: www.cibcmellon.com E-mail: inquiries@cibcmellon.com

        A Registered Participant's written notice must be received by the Plan Agent by no later than March 16, 2004 in order for the Registered Participant to ensure that any cash dividends they are entitled to be paid on or after April 30, 2004 are not reinvested in common shares under the Plan. In the event that a Registered Participant's notice requesting termination of participation in the Plan is received between March 17, 2004 and April 30, 2004, termination will not be effective until the next Investment Date.

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        Non-Registered Participants in the Plan should contact their respective Intermediaries for instructions on the procedures to be followed to terminate participation in the Plan. Intermediaries may require their clients to provide them with notice by a different, and possibly earlier, date than March 16, 2004 in order to ensure that any cash dividends the Non-Registered Participants are entitled to be paid on or after April 30, 2004 are not reinvested in common shares.

        If Participants wish to continue participation in the Plan, they do not need to take any action.

        In this prospectus supplement no. 2, the following words and terms have the meanings set out below:

  "Average Market Price" means the daily average of weighted average prices for trades of board lots of common shares of the Bank on the Toronto Stock Exchange during each of the five trading days before the relevant Investment Date.

  "Intermediary" means a financial institution, broker or other intermediary through which a shareholder holds their common shares of the Bank.

  "Investment Date" means the date on which dividends are paid on the Bank's common shares.

  "Non-Registered Participants" means Participants that hold common shares of the Bank through an intermediary.

  "Participants" means participants in the Plan.

  "Plan Agent" means CIBC Mellon Trust Company as agent for the Plan, or such other agent as may be appointed from time to time.

  "Registered Participants" means Participants that hold certificates for their common shares of the Bank in their own name.

        The Bank retains all of its rights under the Plan to determine whether the common shares purchased on behalf of Participants are purchased on the open market or from the Bank's treasury, including the amount of the discount to the purchase price, if any.

The date of this prospectus supplement is February 26, 2004.

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PROSPECTUS SUPPLEMENT NO. 2 TO THE PROSPECTUS DATED FEBRUARY 21, 2002
THE TORONTO-DOMINION BANK DIVIDEND REINVESTMENT PLAN 1,200,000 COMMON SHARES